EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement (filed under Rule 462(b)) of our report dated March 5, 2010, relating to the consolidated financial statements of Bank of Commerce Holdings and subsidiaries as of December 31, 2009 and 2008, and for each of the three years in the period ended December 31, 2009, included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission. We also consent to the references to our firm under the heading “Experts” in the prospectus.

/s/ Moss Adams LLP
Stockton, California
March 23, 2010